EXHIBIT 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

THE PURCHASERS NAMED HEREIN

and

CAS MEDICAL SYSTEMS, INC.

JUNE 8, 2011

TABLE OF CONTENTS

Page

SECTION 1.	AUTHORIZATION OF SECURITIES	1

SECTION 2.	PURCHASE AND SALE OF SECURITIES	1

2.1.	Issuance and Sale of Securities.	1
2.2.	Closing and Closing Date.	2

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2

3.1.	Corporate Organization.	2
3.2.	No Subsidiaries.	3
3.3.	Capitalization.	3
3.4.	Authorization.	4
3.5.	No Conflicts.	5
3.6.	Approvals.	5
3.7.	Reports and Financial Statements	6
3.8.	Absence of Certain Developments.	7
3.9.	Compliance.	8
3.10.	Litigation.	9
3.11.	Absence of Undisclosed Liabilities.	9
3.12.	Change in Ownership.	10
3.13.	Employment Matters.	10
3.14.	Tax Matters.	11
3.15.	Contracts	12
3.16.	Intellectual Property.	15
3.17.	Insurance.	16
3.18.	Environmental Liability.	16
3.19.	Transactions with Related Parties.	16
3.20.	Property.	16
3.21.	Indebtedness.	17
3.22.	Accuracy of Information.	17
3.23.	Registration Rights; Voting Rights.	17
3.24.	Private Offering.	17
3.25.	Investment Banking.	18
3.26.	Takeover Provision.	18
3.27.	Miscellaneous Securities Law Matters.	18
3.28.	Accountants	18
3.29.	Compliance with Nasdaq Continued Listing Requirements.	18
3.30.	No Integrated Offering.	18
3.31.	Questionable Payments.	19
3.32.	Suppliers.	19
3.33.	Product Liability.	19
3.34.	FDA and Related Matters.	19

(i)

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	21

SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	22

5.1.	Preemptive Rights	22
5.2.	Reasonable Best Efforts; Further Assurances.	25
5.3.	Indemnity.	25
5.4.	Consents and Approvals; Stockholder Approval.	27
5.5.	Use of Proceeds.	29
5.6.	Takeover Provisions.	29
5.7.	Section 16 Matters.	30
5.8.	Registration and Listing.	30
5.9.	Private Offering.	31
5.10.	Form D and Blue Sky.	31
5.11.	Venture Capital Qualifying Investment.	31
5.12.	Tax Treatment of Preferred Stock.	32
5.13.	Board Representation.	33
5.14.	Corporate Opportunity.	35
5.15.	Legends.	36
5.16.	Certificate of Elimination.	37

SECTION 6.	CONDITIONS TO THE CLOSING	37

6.1.	Conditions to the Obligations of Purchasers To Close.	37

SECTION 7.	INTERPRETATION OF THIS AGREEMENT	39

7.1.	Terms Defined	39
7.2.	Accounting Principles.	47
7.3.	Governing Law.	47
7.4.	Paragraph and Section Headings.	47

SECTION 8.	MISCELLANEOUS	47

8.1.	Notices.	47
8.2.	Expenses and Taxes.	48
8.3.	Reproduction of Documents.	48
8.4.	Survival.	49
8.5.	Successors and Assigns.	49
8.6.	Entire Agreement; Amendment and Waiver.	50
8.7.	Severability.	50
8.8.	Limitation on Enforcement of Remedies.	50
8.9.	Lost Certificates Evidencing Securities; Exchange.	50
8.10.	Terms Generally.	50
8.11.	Draftsmanship.	51
8.12.	Counterparts.	51
8.13.	Several and Not Joint.	51
8.14.	Specific Performance.	51
8.15.	No Recourse.	52

(ii)

Exhibit A	Series A Preferred Certificate of Designation
Exhibit B	Series A Exchangeable Preferred Certificate of Designation
Exhibit C	Opinion of Wiggin and Dana LLP
Exhibit D	Registration Rights Agreement
Exhibit E	Form of Indemnification Side Letter
Exhibit F	Form of Certificate of Elimination
Exhibit G	Form of Indemnification Agreement

(iii)

CAS MEDICAL SYSTEMS, INC.

INVESTMENT AGREEMENT

Dated as of June 8, 2011

CAS Medical Systems, Inc., a Delaware corporation (the “Company”), hereby agrees with Thomas, McNerney & Partners II, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities (as defined herein), “Thomas, McNerney LP”), TMP Nominee II LLC, a Delaware limited liability company (together with any successor, assign or transferee, including any transferee of the Securities, “TMP Nominee”) and TMP Associates II, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Securities, “TMP Associates”, and together with Thomas, McNerney LP and TMP Nominee, each a “Purchaser” and collectively the “Purchasers”), as follows:

SECTION 1.	AUTHORIZATION OF SECURITIES

The Company has duly authorized the issuance and sale of (i) 95,500 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), which shares of Series A Preferred Stock will be, upon issuance, convertible into authorized but unissued shares of common stock, par value $0.004 per share, of the Company (“Common Stock”), and will have the terms set forth in the Certificate of Designation for such Series A Preferred Stock attached hereto as Exhibit A (“Series A Preferred Certificate of Designation”), and (ii) 54,500 shares of the Company’s Series A Exchangeable Preferred Stock (the “Series A Exchangeable Preferred Stock”), which shares of Series A Exchangeable Preferred Stock will have the terms set forth in the Certificate of Designation for such Series A Exchangeable Preferred Stock attached hereto as Exhibit B (the “Series A  Exchangeable Preferred Certificate of Designation”).  References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, including the Transaction Documents.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 7.1 of this Agreement.

SECTION 2.	PURCHASE AND SALE OF SECURITIES

2.1. Issuance and Sale of Securities.  Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company’s and each Purchaser’s representations set forth herein, on the Closing Date (as defined below), the Company shall issue and sell to the Purchasers free and clear of all Liens, and the Purchasers shall severally purchase from the Company, the number of shares of Series A Preferred Stock and Series A Exchangeable Preferred Stock set forth opposite each Purchaser’s name on Schedule 2.1 (collectively such shares are referred to as the “Securities”) for the aggregate cash purchase price set forth opposite each Purchaser’s name on Schedule 2.1 for such Securities (such aggregate purchase price, the “Total Purchase Price”).  The purchase and sale of the Securities shall be effected on the Closing Date by the Company executing and delivering to the Purchasers, duly registered in each Purchaser’s name, duly executed stock certificates evidencing the Securities being purchased by each Purchaser, against delivery by such Purchaser to the Company of the portion of Total

Purchase Price payable by such Purchaser, by wire transfer of immediately available funds to the Company’s bank account previously provided to the Purchasers by the Company (the “Company Bank Account”).

2.2. Closing and Closing Date.  The closing of the transactions contemplated by Section 2.1 of this Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date immediately following the execution and delivery of this Agreement by each of the parties hereto (the “Closing Date”).  The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, or such other location as the Purchasers and the Company shall mutually select.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to the Purchasers are qualified in their entirety by reference to the disclosure (i) in the Company SEC Reports and (ii) set forth in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to each Purchaser concurrently with the execution of this Agreement.  Each disclosure set forth in the Company Disclosure Letter shall identify items of disclosure by reference to a particular Section or Subsection of this Agreement; provided, however, that any disclosure contained in any section of the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Section 3 to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.  Subject to the foregoing, the Company hereby represents and warrants to the Purchasers that as of the date hereof and each Closing Date (except to the extent made only as of a specified date, in which case as of such date):

3.1. Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchasers have been provided true and complete copies of the Certificate of Incorporation of the Company and Bylaws of the Company, in each case as in effect immediately prior to the Closing.

(b) The Company has all requisite power and authority to own its properties and to carry on its business as now conducted.  The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

(c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under, the laws of each jurisdiction in which the conduct of the Company’s business or the nature of the property owned requires such qualification, except where the failure to so qualify would not have, or would not reasonably be expected to have, a Material Adverse Effect.

3.2. No Subsidiaries.

Other than its wholly-owned Subsidiary Statcorp, Inc., the Company does not own any stock of, or any equity participation in, any Person.  There are no other Subsidiaries of the Company.

3.3. Capitalization.

(a) On the date hereof, the authorized capital stock of the Company consists of 40,000,000 shares of its Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Authorized Preferred Stock”), 95,500 and 54,500 of which have been designated as Series A Preferred Stock or Series A Exchangeable Preferred Stock, respectively, in accordance with the terms of the Transaction Documents.  As of the close of business on the Business Day prior to the date of this Agreement, (i) 13,587,133 shares of Common Stock were issued and outstanding and there were 86,000 shares of Common Stock held in the treasury of the Company, (ii) no shares of Authorized Preferred Stock were issued and outstanding, (iii) warrants to purchase up to 889,401 shares of Common Stock were issued and outstanding, as described in the Company SEC Reports filed prior to May 31, 2011 and (iv) 2,351,440 shares of Common Stock were reserved for issuance pursuant to the Company’s option plans and equity incentive programs as described in the Company SEC Reports filed prior to May 31, 2011.  Since the Business Day prior to the date of this Agreement until the Closing, except in connection with the transactions contemplated by the Transaction Documents, the Company has not (x) issued or authorized the issuance of any shares of Common Stock or Authorized Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Authorized Preferred Stock, (y) reserved for issuance any shares of Common Stock or Authorized Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Authorized Preferred Stock.  On a pro forma basis, as of the Closing (assuming that the Securities have been issued as set forth on Schedule 2.1 hereto and that no options have been exercised since the close of business on the Business Day prior to the date of this Agreement), (1) 13,587,133 shares of Common Stock will be issued and outstanding and 86,000 shares will be held in the treasury of the Company, (2) 95,500 shares of Series A Preferred Stock and 54,500 shares of Series A Exchangeable Preferred Stock will be issued and outstanding, (3) 6,000,000 shares of Common Stock will be reserved for issuance pursuant to conversion of the Series A Preferred Stock and Series A Exchangeable Preferred Stock, (4) warrants to purchase up to 889,401 shares of Common Stock will be issued and outstanding, as described in the Company SEC Reports filed prior to May 31, 2011, (5) 2,351,440 shares of Common Stock will be reserved for issuance pursuant to the Company’s option plans and equity incentive programs, as described in the Company SEC Reports filed prior to May 31, 2011 and (6) except as set forth in the foregoing clause (2), no shares of Authorized Preferred Stock will be issued and outstanding.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding.

(b) All of the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.  Upon issuance, sale and delivery as contemplated by this Agreement, (i) each of the Securities and (ii) subject to the satisfaction of the Series A Conversion Conditions, upon conversion of the Series A Preferred Stock or Series A Exchangeable Preferred Stock to Common Stock in accordance with the terms of the applicable Certificate of Designation, each of the Series A Conversion Shares will, in each case, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those resulting from the actions of the Purchasers or provided for herein or in the Transaction Documents and other than restrictions on transfer imposed by federal or state securities laws.

(c) Except for the Series A Preferred Stock, Series A Exchangeable Preferred Stock, warrants to purchase up to 889,401 shares of Common Stock, as described in the Company SEC Reports filed prior to May 31, 2011, and the conversion rights which attach to the 2,351,440 shares of Common Stock reserved for issuance pursuant to the Company’s option plans and equity incentive programs as described in the Company SEC Reports filed prior to May 31, 2011, on the Closing Date, there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any security of the Company or any of its Subsidiaries nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock or any other equity securities of the Company nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares.  Except as contemplated by this Agreement, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Board, other than in accordance with the DGCL, and (iii) to the Company’s knowledge, there are no stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.

3.4. Authorization.

The Company has the requisite corporate power and authority to (a) execute, deliver and perform its obligations under this Agreement and the Transaction Documents and (b) subject to the satisfaction of the Series A Conversion Conditions with respect to the issuance and delivery of Series A Conversion Shares, to consummate each of the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board.  No other corporate or stockholder action is necessary to authorize such execution, delivery and, other than satisfaction of the Series A Conversion Conditions with respect to the issuance and delivery of Series A Conversion Shares, performance of this Agreement and the Transaction Documents.  Upon execution and delivery, this Agreement and the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.  The Company has authorized the issuance and delivery of the Securities, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series A

Exchangeable Preferred Stock, in accordance with this Agreement and no further corporate or stockholder action is required in connection with such issuance and delivery other than satisfaction of the Series A Conversion Conditions with respect to the issuance and delivery of Series A Conversion Shares.  The only corporate or stockholder action required to authorize the issuance and delivery of Series A Conversion Shares is the satisfaction of the Series A Conversion Conditions.  Subject to the satisfaction of the Series A Conversion Conditions, the Company has authorized the issuance and delivery of the Series A Conversion Shares.

3.5. No Conflicts.

(a) The execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Securities, do not, and will not, (a) conflict with, or result in a violation of, any provision of any law, ordinance, permit, concession, grant, franchise, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the Organizational Documents or the comparable organizational documents of any of its Subsidiaries or (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Lien on any property or asset of the Company or its Subsidiaries or in any obligation by the Company or its Subsidiaries to purchase or redeem, or offer to purchase or redeem, any capital stock or other securities of the Company or its Subsidiaries, under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound; except, in each of the cases of clauses (a) or (c) where any such conflict, violation or breach would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no material consents, waivers and approvals under any Contracts required to be obtained by the Company or any of its Subsidiaries in connection with the Company’s entering into this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.6. Approvals.

The execution and delivery by the Company of this Agreement and the Transaction Documents do not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except (a) the filing of the Proxy Statement with the SEC, (b) the filing of Current Reports on Form 8-K as required by the Exchange Act, (c) the filing of a Form D under Regulation D under the Securities Act and any filings required under state securities laws, (d) the filing of the Certificates of Designation with the Secretary of State of the State of Delaware and (e) any such consent, approval, authorization, registration, filing or notification for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

3.7. Reports and Financial Statements

(a) The Company has filed with the SEC all forms, registration statements, reports, schedules and statements and other documents (including exhibits thereto) required to be filed by it under the Exchange Act and Securities Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2008 (such forms, reports, schedules, statements and other documents, in each case, as amended, supplemented or superseded, being hereinafter referred to as the “Company SEC Reports”), and paid any fees required thereby, on a timely basis or has received a valid extension of such time of filing and has filed such Company SEC Reports prior to the expiration of any such extension.  Each Company SEC Report, including the documents incorporated by reference in each of them, at the time filed (i) contained, in all material respects, all information required to be included in it, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) complied in all material respects with all applicable requirements of the Exchange Act and Securities Act.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date hereof, none of the Company SEC Reports, nor any registration statement filed under the Securities Act, is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (i) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal year-end adjustments that are not material in amount or scope to the extent permitted by the SEC on Form 10-Q, Form 8-K or any like form under the Exchange Act), and (iv) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(c) The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in Section 3.7(d).

(d) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization.  The Company’s internal control over financial reporting was effective as of March 31, 2011 and the Company is not aware of any material weakness in its internal control over financial reporting.  Since December 31, 2010, there has been no change in the Company’s internal control over financial reporting or disclosure controls and procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(e) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.  Since December 31, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.

3.8. Absence of Certain Developments.

Other than as disclosed in the Reference SEC Reports, since December 31, 2010, (a) the Company and each of its Subsidiaries have conducted, in all material respects, its businesses in the ordinary course, consistent with past practice, (b) there has not been a Material

Adverse Effect, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s outstanding securities or any repurchase or redemption by the Company or its Subsidiaries of any such securities, (ii) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets or liabilities, except insofar as may have been required by law or by a change in applicable GAAP, (iii) any sales, pledges, dispositions, transfers, leases, exclusive licenses, guarantees or encumbrances of any material property or assets of the Company or any of its Subsidiaries outside the ordinary course of business, (iv) any material acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) by the Company or any of its Subsidiaries of any corporation, partnership, other business organization or any division thereof, (v) to the knowledge of the Company, any unauthorized disclosure of any material trade secrets of the Company or any of its Subsidiaries, (vi) any incurrence by the Company or any of its Subsidiaries of indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $1,000,000, (vii) grants of any material security interest in any material assets of the Company or any of its Subsidiaries, (viii) any capital expenditure or purchase of fixed assets by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or in accordance with the Company’s capital expenditure budget as approved by the Board, (ix) any change by the Company or any of its Subsidiaries of any material election in respect of taxes, any adoption or change by the Company or any of its Subsidiaries of any material accounting method in respect of taxes or settlement or compromise by the Company or any of its Subsidiaries of any material claim, notice, audit report or assessment in respect of taxes, (x) any pre-payment of any long-term debt or payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) by the Company or any of its Subsidiaries, except for such payments, discharges or satisfaction of claims as were made or effected in the ordinary course of business consistent with past practice, (xi) any write-up, write-down or write-off of the book value of any material assets, or a material amount of any other assets, of the Company or any of its Subsidiaries, other than as required by GAAP or (xii) any change in the Board or the officers of the Company.

3.9. Compliance.

(a) Neither the Company nor any of its Subsidiaries is, nor since December 31, 2008 has been, in violation or default under its Organizational Documents.

(b) Neither the Company nor any of its Subsidiaries is, nor since December 31, 2008 has been, in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

(c) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the FDA or any other Governmental Authority that has jurisdiction over the operations of the Company and its

Subsidiaries.  Neither the Company nor any of its Subsidiaries has any knowledge that the FDA or any other Governmental Authority is considering such action.

(d) The Company and its Subsidiaries have, and since December 31, 2008 have had, all licenses, permits, franchises or other governmental authorizations (“Permits”) necessary for the ownership of their property or for the conduct of their respective businesses, which if violated or not obtained would reasonably be expected to have a Material Adverse Effect (collectively the “Material Licenses”); and all such Material Licenses are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations with respect to the Material Licenses are current.  Neither the Company nor any of its Subsidiaries has finally been denied any application for any such Material Licenses.

(e) No Permit issued to the Company or its Subsidiaries by the FDA or any other Governmental Authority has, since December 31, 2008, been limited, suspended, modified or revoked and the Company has no knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action.

(f) The Company and each of its officers are, and since December 31, 2008 have been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

3.10. Litigation.

There are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective assets by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company, any of its Subsidiaries or any of their respective assets pending, or to the knowledge of the Company, threatened by or before any arbitrator or Governmental Authority, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.11. Absence of Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except for (a) liabilities disclosed in the financial statements included in the Reference SEC Reports, (b) liabilities incurred in the usual and ordinary course of business consistent with past practice subsequent to March 31, 2011 and (c) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12. Change in Ownership.

(a) Neither (i) the issuance of the Securities to the Purchasers nor (ii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will result in (A) the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement (including employment agreements), conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of the Company or any of its Subsidiaries, or debt securities, credit agreements or other debt instruments of the Company or any of its Subsidiaries (collectively “Commitments”, and each individually a “Commitment”), (B) any obligation of the Company to grant, extend or enter into any Commitment other than as contemplated by this Agreement or the Transaction Documents, or (C) any right in favor of any other Person to terminate or cancel any Material Closing Date Contract.

3.13. Employment Matters.

(a) The Company and its Subsidiaries are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, as applicable.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and since December 31, 2005 no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened nor is the Company aware of any labor organization activity involving its employees.  The Company is not aware that any executive officer or key employee, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(b) All material employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock-based, incentive and bonus, employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement (the “Company Benefits Plans”), have been established and administered in accordance with their respective terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws.  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

(c) Except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(1) neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. law;

(2) neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any Multiemployer Plan or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or Section 413(c) of the Code, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”); and

(3) none of the Company, its Subsidiaries or any ERISA Affiliate have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

3.14. Tax Matters.

(a) All material tax returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and are correct and complete in all material respects.  The Company and each of its Subsidiaries has timely paid all taxes due and payable by it or for which it may be liable (other than taxes that are being contested in good faith and for which adequate reserves are reflected in accordance with GAAP).  The Company and each of its Subsidiaries has made adequate provision in accordance with GAAP on the Company’s consolidated balance sheet filed with the most recent Company SEC Reports for all taxes payable for which no tax return has yet been filed.

(b) Since December 31, 2008, none of the Company or any of its Subsidiaries has incurred any liability for material taxes outside the ordinary course of business consistent with past practice.

(c) No examination or audit of any tax return relating to any material taxes of the Company or its Subsidiaries or with respect to any material taxes due from or with respect to the Company or its Subsidiaries by the Internal Revenue Service or the appropriate state, local or foreign taxing authority is currently in progress, and no assessment of material tax has been proposed in writing against the Company or its Subsidiaries or any of their assets or properties.

(d) Neither the Company nor any of its Subsidiaries has any current material liability for taxes of any person (other than the Company and its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by Contract.

(e) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or tax indemnity contract or similar arrangement.

(f) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction”, as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

3.15. Contracts

(a) Except for this Agreement and the Transaction Documents and such Contracts as are listed on Schedule 3.15(a) or are filed or referenced as exhibits to (x) the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2011 or (y) any Reference SEC Reports (collectively, the “Material Signing Date Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound as of the date of this Agreement by any:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to any material amount of indebtedness;

(ii) Contract pursuant to which it is or may be obligated to make payments in excess of $75,000 individually or $150,000 in the aggregate, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

(iii) Contract imposing non-competition obligations on the Company;

(iv) Contract providing for expected payments to or by any other Person based on sales, purchases, or profits in excess of $200,000 individually, other than direct payments for goods;

(v) Contract providing for any milestone or similar payments;

(vi) Contract or agreement for the employment of any director, executive officer or consultant not terminable without penalty or liability arising from such termination or containing any severance, or change of control provisions or any analogous Contract or arrangement;

(vii) Contract relating to cleanup, abatement or other actions in connection with any environmental liability under any Environmental Laws;

(viii) collective bargaining agreement or other Contract to or with any labor union or other representative of a group of employees;

(ix) Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(x) Contract relating to capital expenditures or other purchases of material, supplies, equipment (including all Contracts to purchase containers, trailers or portable offices) or other assets or properties in excess of $125,000 individually, or $200,000 per counterparty in any year;

(xi) Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than expense allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xii) Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries other than equipment leases in the ordinary course of business;

(xiii) management service, consulting, financial advisory or any other similar type Contract, other than revenue-based commission agreements, in each case obligating the Company to pay in excess of $250,000 in any consecutive 12-month period, or any Contract with any investment or commercial bank (other than standard deposit account Contracts);

(xiv) Contract (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Affiliate of the Company or (B) any current or former officer or director of the Company or any Subsidiary of the Company;

(xv) Contract involving the present or future disposition or acquisition of material assets or properties, or any merger, consolidation or similar business combination transaction;

(xvi) Contract providing any Person with the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any assets other than sales of non-material assets in the ordinary course of business;

(xvii) Contract involving any material joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xviii) Contract since December 31, 2008 involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xix) Contract involving an obligation of standstill on the part of the Company or similar agreement or arrangement in connection with a potential merger or material acquisition or disposition of a business;

(xx) lease to which the Company or any Subsidiary of the Company is a party (as lessee or lessor) and involving a quarterly base rental payment in excess of $25,000 per lease;

(xxi) Contract material to the Company’s business which provides for termination, acceleration or other similar rights or any other consideration of any kind with respect to any direct or indirect change of control of the Company or any Subsidiary of the Company;

(xxii) material Contract which provides for termination, acceleration or other similar material rights or any other material consideration of any kind with respect to any direct or indirect change of control of the Company or any Subsidiary of the Company;

(xxiii) Contract entered into outside the ordinary course of business and pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any Person;

(xxiv) material Contract relating to Company Intellectual Property;

(xxv) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or

(xxvi) Contract not listed above that is otherwise material to the business of the Company and the Subsidiaries of the Company taken as a whole.

(b) (i) As of the date of this Agreement: (x) each Material Signing Date Contract is valid, binding and enforceable against the Company or a Subsidiary of the Company, as applicable, and to the Company’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect; (y) the Company or a Subsidiary of the Company, as applicable, has performed all material obligations required to be performed by it to date under each Material Signing Date Contract; and (z) neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Material Signing Date Contract, and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.  (ii) As of each Closing Date:  (x) each Contract in existence as of such Closing Date of a type described in Sections 3.15(a)(i) - (xxvi) (the “Material Closing Date Contracts”) is valid, binding and enforceable against the Company or a Subsidiary of the Company, as applicable, and to the knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect; (y) the Company or a Subsidiary of the Company, as applicable, has performed all material obligations required to be performed by it on or prior to the applicable Closing Date under each Material Closing Date Contract; and (z) neither the Company nor any Subsidiary of the Company, as applicable, nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Material Closing Date Contract, and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c) The Company has delivered or otherwise made available to the Purchasers a true and correct copy of each Material Signing Date Contract.

(d) The Company has delivered or otherwise made available to the Purchasers a true and correct list of all material milestone or similar payments owed by the Company as of the date hereof under any Contract, including the amount of such payments, the events triggering such payments and the Company’s good faith estimate as to the timing of such payments.

3.16. Intellectual Property.

(a) Schedule 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof, all of which registrations are valid, enforceable and in full force and effect.

(b) (i) The Company and its Subsidiaries own solely and exclusively or have the right to use pursuant to a valid license, all of the Intellectual Property owned, used or held for use in the business of the Company or any of its Subsidiaries (“Company Intellectual Property”), (ii) to the Company’s knowledge, the Company Intellectual Property is all of the Intellectual Property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, (iii) the Company and its Subsidiaries have taken all measures reasonably necessary to preserve, maintain and protect the Company Intellectual Property, (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property, (v) to the Company’s knowledge, none of the Company’s or its Subsidiaries’ material trade secrets have been disclosed to any Person in an unauthorized manner, and (vi) the Company will not be, as a result of the execution and delivery of this Agreement or any Transaction Document, or the performance of the Company’s obligations under this Agreement or any Transaction Document, in breach of any license, sublicense or other agreement relating to any Company Intellectual Property and, to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c) To the knowledge of the Company, neither the Company Intellectual Property nor the conduct of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of third parties in any material respect, and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating in any material respect, any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(d) The Company has not been named in any pending suit, action or proceeding which involves a claim of infringement, violation, misrepresentation, misappropriation or misuse of any Intellectual Property right of any third party, and to the knowledge of the Company is not threatened to be named in any such suit, action or proceeding.

3.17. Insurance.

The Company and its Subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are consistent with what would reasonably be expected in light of the nature of the properties and businesses of the Company and its Subsidiaries.  A copy of the Company’s director and officer liability insurance policy has been provided or otherwise made available to the Purchasers.  Such policy is in full force and effect, the Company is current in the payment of all fees related thereto, the Company has not received any notice of cancellation in connection therewith and, to the knowledge of the Company,  no action has been taken that would result in the cancellation or termination of such policy.

3.18. Environmental Liability.

Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

3.19. Transactions with Related Parties.

Except for this Agreement and the Transaction Documents, as of the date hereof, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company, a Subsidiary of the Company, any current or former director, officer, partner, employee or Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.20. Property.

The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to, or valid leasehold interests in, all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

3.21. Indebtedness.

Except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries has any outstanding material Indebtedness.

3.22. Accuracy of Information.

All factual information furnished by or on behalf of the Company and its Subsidiaries in writing to the Purchasers on or prior to the date of this Agreement, for purposes of this Agreement and all other such factual information furnished by the Company on behalf of itself and its Subsidiaries in writing to the Purchasers pursuant to the terms of this Agreement was and will be, true and accurate in all material respects in the aggregate on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, business assumptions, strategic plans or similar information, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time. The Company makes no representation in this Section 3.22 with respect to any information to the extent prepared by third parties, provided, however, that nothing has come to the attention of the Company that has caused the Company to believe that such information is not based on or derived from sources that are reliable and accurate in all material respects.

3.23. Registration Rights; Voting Rights.

Except as required by this Agreement and the Registration Rights Agreement, (a) the Company will not, as of the date hereof, be under any obligation to register any of its securities under the Securities Act, except for any continuing obligations of the Company to maintain previously filed registration statements, and (b) to the knowledge of the Company, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

3.24. Private Offering.

Assuming the accuracy of the representations of the Purchasers set forth in Section 4 of this Agreement, the offer, issuance and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

3.25. Investment Banking.

Except as otherwise set forth on Schedule 3.25, there are no claims for investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement or the Transaction Documents based on any arrangement made by or on behalf of the Company.

3.26. Takeover Provision.

The Company has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL do not and will not apply to the Purchasers, this Agreement or the Transaction Documents or to any of the transactions contemplated hereby or thereby by the approval of the foregoing in accordance with Section 203(a)(1) of the DGCL.  No other Takeover Provision is applicable to the transactions contemplated hereby.  There are (i) no anti-takeover provision in the Organizational Documents of the Company or other similar organizational documents of its Subsidiaries, and (ii) no shareholder rights plan, “poison pill” or similar measures applicable to the Company.

3.27. Miscellaneous Securities Law Matters.

The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and the Company has taken no action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not taken and will not take, and to the knowledge of the Company no Person acting on its behalf has taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.

3.28. Accountants

J.H. Cohn LLP has advised the Company that they are, and to the best knowledge of the Company they are, independent accountants as required by the Securities Act.

3.29. Compliance with Nasdaq Continued Listing Requirements.

Except as set forth in the Reference SEC Reports, the Company is in compliance with applicable NASDAQ continued listing requirements.  Except as set forth in the Reference SEC Reports, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company relating to the continued listing of the Common Stock on NASDAQ and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from NASDAQ.

3.30. No Integrated Offering.

Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) or Rule 506 of Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

3.31. Questionable Payments.

Neither the Company nor any of its Subsidiaries nor, to knowledge of the Company, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.32. Suppliers.

To the knowledge of the Company, there are no facts concerning its material suppliers that would reasonably be expected to result in any material interruption (whether due to a regulatory, including without limitation, customs, manufacturing, intellectual property or any other issue) of the timely supply by such suppliers to the Company and its Subsidiaries of any such materials.  No such supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially alter the terms of its relationship with the Company and its Subsidiaries.

3.33. Product Liability.

No product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.  There is no material judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.

3.34. FDA and Related Matters.

(a) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, tested, distributed, promoted or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Company Product”), is being or has been developed, manufactured, tested, distributed, promoted and marketed in material compliance with all applicable requirements under the FDCA and comparable laws in any applicable non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, data protection and data transfer, record keeping and filing of required reports.  The Company maintains accurate and complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor.

(b) In connection with the Company Products: (i) the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners have not failed to file with the applicable regulatory authorities (including, without limitation, FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any required material filing, declaration, listing, registration, report or submission; (ii) all such material filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed; and (iii) no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.  Neither the Company or its Subsidiaries, nor any employee of the Company or its Subsidiaries, nor to the knowledge of the Company, any Person retained by the Company or its Subsidiaries, has made on behalf of the Company or its Subsidiaries any material false statements or material omissions in any application or other submission relating to the products or product candidates to the FDA or other Governmental Entity.

(c) To the Company’s knowledge, with regard to the Company Products, all of the manufacturing facilities and operations of the Company are in compliance in all material respects with applicable FDA and comparable regulations, including current Good Manufacturing Practices.

(d) To the Company’s knowledge, there are no existing circumstances which would furnish a basis for an action by FDA or any other Governmental Authority to revoke, suspend, cancel, modify or withdraw any product approval, clearance, license, clinical trial, investigation, registration, or other Material License with respect to any of the Company Products and the Company is not aware of any of the foregoing having occurred.

(e) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action that remains unresolved to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Company Product, (ii) enjoin manufacture or distribution of any Company Product, or restrict the promotion of any Company Product in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Company Product produced at any facility where any Company Product is manufactured, tested, processed, packaged or held for sale, or (iv) investigate the Company or its products or its practices related thereto.

(f) The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product that remains unresolved.  The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product currently sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

(g) Neither the Company nor its Subsidiaries, nor any employee of the Company or its Subsidiaries, nor to the knowledge of the Company, any Person retained by the Company or its Subsidiaries has made on behalf of the Company or its Subsidiaries any material false statements or material omissions in any application or other submission relating to the Company Products to the FDA or other Governmental Authority.

(h)  The Company and its Subsidiaries have provided or otherwise made available to Purchasers a copy of all of the following since December 31, 2008 (i) FDA or its foreign equivalent inspection reports, (ii) notices of adverse findings, (iii) warning, untitled letters, minutes of meetings or other correspondence from the FDA or other Governmental Authorities concerning the Company Products in which FDA or such other Governmental Authority asserted that the operations of the Company or its Subsidiaries or any Company Partner may not be in compliance with applicable laws, that the Company Products may not be safe, effective, or approvable or contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Company Products.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants, severally and not jointly, to the Company as of the date hereof and each Closing Date (except to the extent made only as of specified date, in which case as of such date) as follows:

(a) It is acquiring the Securities for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Securities but subject, nevertheless, to any requirement of law that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control, and without prejudice to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b) It has full power and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(c) As of the date hereof, it is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

(d) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and its obligations hereunder and thereunder, and, upon execution and delivery by the Company, this Agreement and the Transaction Documents to which it is a party shall constitute the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement and the Transaction Documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time.  It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the Transaction Documents to which it is a party and the purchase of the Securities contemplated hereby.  It is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(f) Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(g) It understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1. Preemptive Rights

(a) Until the date on which the Purchaser’s Purchaser Percentage Interest is less than five percent (5%), if the Company at any time or from time to time makes a Qualified Equity Offering, each of the eligible Purchasers shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such securities are proposed to be offered to others, in the aggregate up to the amount of New Stock required to enable it to maintain its Purchaser Percentage Interest determined prior to the Qualified Equity Offering.  The Purchasers at the Closing shall be treated collectively for the purposes of determining the applicable Purchaser Percentage Interest which they shall be entitled to maintain hereunder.

(b) (i)  In the event the Company intends to make a Qualified Equity Offering that is an underwritten public offering or a private offering of convertible notes or convertible preferred stock made to financial institutions for resale pursuant to Rule 144A, no later than three (3) Business Days after (x) the initial filing of a registration statement with the SEC with respect to such underwritten public offering or (y) in the case of an offering relating to an existing “shelf” registration statement, the commencement of marketing with respect to such Qualified Equity Offering, it shall give each Purchaser written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering) describing, to the extent then known, the anticipated amount of securities, range of prices, timing and other material terms of such offering.  Each Purchaser shall have three (3) Business Days from the date of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of New Stock such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.1(a) (the “Designated Stock”).  Such notice shall constitute a non-binding indication of interest of such Purchaser to purchase the Designated Stock so specified at the range of prices and other terms set forth in the Company’s notice to it.  The failure of a Purchaser to respond during such three (3) Business Day period shall, solely with respect to the Purchaser who fails to respond, constitute a waiver of the preemptive rights only in respect of such offering.

(ii) If the Company proposes to make a Qualified Equity Offering that is not an underwritten public offering or a private offering of convertible notes or convertible preferred stock made to financial institutions for resale pursuant to Rule 144A (a “Private Placement”), the Company shall give each Purchaser written notice of its intention, describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same.  Each Purchaser shall have three (3) Business Days from the date of receipt of the notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Designated Stock such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.1(a).  Such notice shall constitute the binding agreement of such Purchaser to purchase the amount of Designated Stock so specified (or a proportionately lesser amount if the amount of New Stock to be offered in such Private Placement is subsequently reduced) upon the price and other terms set forth in the Company’s notice to it.  The failure of a Purchaser to respond during the three (3) Business Day period referred to in the second preceding sentence shall, solely with respect to the Purchaser who fails to respond, constitute a waiver of the preemptive rights in respect of such offering only. As a condition to the Company’s obligation to provide the notice required in this paragraph, except to the extent required by applicable law, each Purchaser shall maintain the confidentiality of the proposed Private Placement until such time as such Private Placement is publicly announced or otherwise abandoned by the Company, regardless of whether such Purchaser intends to exercise its preemptive rights with respect to the Private Placement, provided, however, that in no event shall this obligation apply to Purchaser for more than ninety (90) days following the date of delivery to Purchaser of such notice by the Company.

(c) (i)  If a Purchaser exercises its preemptive purchase rights provided in Section 5.1(b)(ii), the closing of the purchase of the New Stock with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the

Company and such Purchaser shall agree in writing; provided that the actual amount of Designated Stock to be sold to such Purchaser pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of New Stock sold in the Private Placement is reduced and, at the option of such Purchaser (to be exercised by delivery of written notice to the Company within three (3) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of New Stock sold in the Private Placement is increased.  In connection with its purchase of Designated Stock, each Purchaser shall execute all applicable documents and agreements with respect to such transaction in form and substance reasonably satisfactory to the Company containing representations, warranties and agreements of the Purchaser that are customary for such private placement transactions.

(ii) If a Purchaser exercises its preemptive purchase rights provided in Section 5.1(b)(i), the Company shall offer such Purchaser, if such underwritten public offering or Rule 144A offering is consummated, the Designated Stock (as adjusted to reflect the actual size of such offering when priced) at the same price as the New Stock is offered to the public and shall provide written notice of such price to the Purchaser as soon as practicable prior to such consummation.  Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, such Purchaser shall enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging such Purchaser’s binding obligation to purchase the Designated Stock to be acquired by it and containing representations, warranties and agreements of such Purchaser that are customary in such transactions, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of the preemptive rights only in respect of such offering.  Any offers and sales pursuant to this Section 5.1 in the context of a registered public offering shall also be conditioned on reasonably acceptable representations and warranties of such Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities laws.

(d) In the event a Purchaser fails to exercise its preemptive purchase rights provided in this Section 5.1 within the applicable three (3) Business Day period or, if so exercised, a Purchaser does not consummate such purchase within the applicable period, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of New Stock covered thereby shall be consummated, if at all, within 60 days from the date of such agreement) to sell the New Stock not purchased pursuant to this Section 5.1 at the price and on the terms set forth in the applicable notice.  In the event the Company has not sold the New Stock or entered into an agreement to sell the New Stock within said 90-day period, the Company shall not thereafter offer, issue or sell such New Stock without first offering such securities to the Purchasers in the manner provided in this Section 5.1.

(e) The Purchasers shall not have any rights to participate in the negotiation of the proposed terms of any Private Placement, underwritten public offering or Rule

144A offering; provided, however, that the foregoing shall not prevent the Purchaser Designees from exercising such rights in their capacity as members of the Board.

(f) The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of the Purchaser’s preemptive rights hereunder, including securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities.

5.2. Reasonable Best Efforts; Further Assurances.

Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or desirable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.  If at any time after the Execution Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transaction Documents, the parties hereto shall use their reasonable best efforts to take or cause to be taken all such necessary or desirable action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.  Notwithstanding the foregoing, in no event shall any of the parties hereto be required to amend the terms of this Agreement or any of the Transaction Documents in order to comply with the terms of this Section 5.2.

5.3. Indemnity.

(a) The Company agrees to indemnify and hold each Purchaser and each member of the Purchaser Group and each of their respective officers, directors, partners, managers, members, Affiliates, employees and agents, and each Person who controls any of the foregoing (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors, partners, managers, members, Affiliates, employees and agents of each such controlling Person (each an “Indemnified Party” and collectively the “Indemnified Parties”) harmless against any and all losses, claims, liabilities, damages and expenses of any kind or nature whatsoever (“Losses”), including, without limitation, the reasonable and documented fees and disbursements of counsel and all other reasonable and documented expenses incurred (and as incurred) in connection with prosecuting, investigating, defending or preparing to defend any action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to:

(i) any inaccuracy in or breach of any of the Company’s representations and warranties in Section 3 of this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

(ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement; and

(iii) claims by third parties relating to or arising out of the transactions contemplated by this Agreement or the Transaction

Documents, or any transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is or is threatened to be made a party thereto.

(b) An Indemnified Party will give written notice to the Company of any claim with respect to which it seeks indemnification under this Section 5.3 promptly after discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless the Company shall have been materially and adversely prejudiced by the failure of such Indemnified Party to so notify the Company.  In case any such action shall be brought against any Indemnified Party and the Indemnified Party has notified the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section 5.3 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that (1) if the Company shall elect not to assume the defense of such claim or action or (2) if the Indemnified Party reasonably determines that there is a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, and the Company shall be liable for any reasonable and documented legal or other expenses incurred by the Indemnified Party in connection with the defense.  Notwithstanding the foregoing, in connection with a claim for indemnification by an Indemnified Party pursuant to Section 5.3(a)(iii), the Indemnified Party shall be entitled to retain one separate counsel (and local counsel if necessary) and the Company shall be liable to such Indemnified Party under this Section 5.3 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Company agrees that it shall not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any threatened or pending action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(c) All reasonable expenses incurred by an Indemnified Party in connection with any threatened or pending action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action shall be paid by the Company in advance of the final disposition of such action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action if so requested by the Indemnified Party, within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances.  The Indemnified Party may submit such statements from time to time.  The Indemnified Party’s entitlement to such expenses shall include those incurred in connection with any proceeding by the Indemnified Party seeking an adjudication or award in arbitration pursuant to this Section 5.3.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnified Party in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnified Party to repay such amount if it is ultimately determined that the Indemnified Party is not entitled to be indemnified against such expenses by the Company pursuant to this Section 5.3.  Each written undertaking to pay amounts advanced must be an unlimited general obligation but need not be secured, and shall be accepted without reference to financial ability to make repayment.

(d) The obligations of the Indemnifying Party under this Section 5.3 shall survive the consummation of the transactions contemplated by this Agreement or termination of this Agreement indefinitely; provided that any such obligations pursuant to Section 5.3(a)(i) shall be subject to the periods set forth in Section 8.4.

(e) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

5.4. Consents and Approvals; Stockholder Approval.

(a) Subject to Sections 5.4(b) and (c), from and after the date hereof, the Company shall use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and to perform the covenants contemplated by this Agreement and the other Transaction Documents.  The Purchasers shall reasonably cooperate with the Company in all actions contemplated by the previous sentence.

(b) The Company and each Purchaser shall use reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to applicable Governmental Authorities, or expiration or termination of any applicable waiting period, under any applicable competition or merger control laws of any jurisdictions (collectively, the “Antitrust Regulations”), for the transactions contemplated by this Agreement and the other Transaction Documents, to the extent such Antitrust Regulations are applicable to such Purchaser.

(c) (i)  As promptly as practicable after the date hereof and in any event within fifteen (15) Business Days following the Closing Date, the Company shall prepare and file with the SEC, preliminary proxy materials in compliance with Section 14 of the Exchange Act for the purpose of obtaining the Stockholder Approval (the “Proxy Statement”).  As promptly as practicable after comments, if any, are received from the SEC thereon and after the furnishing by the Company and the Purchasers of all information required to be contained therein, the Company shall prepare and the Company shall file any required amendments, if any, with the SEC.  The Company shall notify the Purchasers promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with the Purchasers regarding, and supply the Purchasers with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide the Purchasers a reasonable opportunity to review and comment on such document.  The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the holders of Common Stock as promptly as practicable the Proxy Statement and all other proxy materials for the Stockholder Meeting.

(ii) The Company hereby covenants and agrees that (A) the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (B) none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the holders of Common Stock or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) The Company shall take, in accordance with applicable law and its Organizational Documents, all action necessary to convene the Stockholder Meeting promptly to submit for approval by the requisite vote of the stockholders of the Company the Stockholder Proposal.  In connection with each meeting of stockholders at which the Stockholder Proposal are submitted for a vote of the stockholders of the Company, (A) the Board shall recommend that its stockholders vote in favor of the Stockholder Proposal and (B) neither the Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, the recommendation of the Board that the stockholders of Common Stock vote in favor of the Stockholder Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board nor reasonably foreseeable as of or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation with respect to the Stockholder Proposal (a “Change of Board Recommendation”) if the Board has determined in good faith, after receiving the advice of outside legal counsel, that, in light of such Intervening Event, such action is required to comply with its fiduciary obligations to the stockholders of the Company under applicable law; provided that prior to any such withdrawal or modification, (A) the Company shall have given the Purchasers prompt written notice advising each Purchaser of the decision of the Board to take such action and the reason for taking such action, (B) the Company shall have given the Purchasers five (5) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Purchasers with respect to such proposed revisions or other proposal, if any, and (C) the Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Purchasers, if any, and after receiving the advice of outside legal counsel that, in light of such Intervening Event, such withdrawal or modification is required to comply with its fiduciary obligations to the stockholders of the Company under applicable laws; provided, further, that, in the event the Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw or modify the Board’s recommendation, the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal or modification.

(d) The Company shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Proposal and take all other action necessary or advisable to secure the vote or consent of the stockholders that are required by applicable law to approve the Stockholder Proposal (including the Stockholder Approval), including, if necessary or appropriate, adjourning the Stockholder Meeting to solicit additional proxies.  Notwithstanding anything herein to the contrary, as permitted by Section 146 of the DGCL, the Company will take all of the actions contemplated by this Section 5.4 regardless of whether there has been a Change of Board Recommendation, and will submit the Stockholder Proposal to the stockholders of the Company at such Stockholder Meeting.

5.5. Use of Proceeds.

The proceeds received by the Company from the issuance and sale of the Securities shall be used by the Company for general corporate purposes.

5.6. Takeover Provisions.

Following the date hereof, the Company shall take all reasonable actions to ensure that (i) to the extent permissible under law, no “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation under Delaware law, including Section 203 of the DGCL, or other state law in which the Company may become incorporated, (ii) no anti-takeover provision in the Organizational Documents of the Company or other similar organizational documents of its Subsidiaries, and (iii) no shareholder rights plan, “poison pill” or similar measure, is applicable to a Purchaser’s ownership of the Securities or the purchase of Securities pursuant to the terms of this Agreement (each a “Takeover Provision”).  If any Takeover Provision shall become applicable to a Purchaser or the transactions contemplated hereby, including, without limitation, as a result of the conversion of the Series A Preferred Stock into Common Stock or pursuant to the exercise of the rights provided for in Section 5.4, the Company and the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provisions on each Purchaser and the transactions contemplated hereby.

5.7. Section 16 Matters.

(a) Prior to each Closing, the Company shall take all such steps as may be required to cause any acquisitions or dispositions of shares of capital stock of the Company in connection with the transactions contemplated by the Transaction Documents (including derivative securities of such shares) by each member of a Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”).  In addition, for the purpose of seeking an exemption under Rule 16b-3, the Company shall, upon receiving reasonable prior notice from any member of a Purchaser Group, request that the Board or the applicable committee of the Board approve, in accordance with Rule 16b-3 and SEC no-action letters thereunder, any acquisitions from, or dispositions to, the Company of Securities, to the extent made by any member of such Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(b) Notwithstanding anything to the contrary contained in the Transaction Documents, if there exists a period (the “Section 16(b) Period”) during which a Purchaser’s purchase of any Security pursuant to any Transaction Document would result in liability under Section 16(b) of the Exchange Act, the period during which such Security may be purchased if prescribed by such Transaction Document, shall, if practicable, be extended until the date that is the equivalent number of days of such Section 16(b) Period after the later of (i) the expiration date to purchase such Security, if any, or (ii) the date of the end of such Section 16(b) Period.

5.8. Registration and Listing.

(a) So long as a Purchaser Beneficially Owns any Securities, the Company will cause the Common Stock to continue at all times to be registered under Section 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations.

(b) The Company shall file a registration statement with the Securities and Exchange Commission in accordance with the terms of the Registration Rights Agreement, relating to the offer and sale of the maximum amount of the Registrable Securities (as defined in the Registration Rights Agreement) as provided therein.

(c) The Company shall use its reasonable best efforts (i) to qualify to list its shares of Common Stock on an Approved Market as promptly as practicable following the date hereof; (ii) subject to the qualification for listing set forth in clause (i) hereof, and so long as the Purchasers Beneficially Own any Securities, to continue the listing or trading of the Common Stock on an Approved Market and to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed for trading; (iii) subject to the qualification for listing set forth in clause (i) hereof, and so long as the Purchasers Beneficially Own any Securities, to cause the Series A Conversion

Shares to be approved for listing and listed, as applicable, on the Approved Market on which the Common Stock is listed for trading.  Notwithstanding the foregoing, in no event shall the Company take any action in furtherance of this Section 5.8(c) that is inconsistent with or in conflict with its other obligations pursuant to this Agreement and the Transaction Documents without the prior written consent of the Purchasers.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.8, except to the extent set forth in the Registration Rights Agreement.

5.9. Private Offering.

Neither the Company, any of its Subsidiaries nor any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Securities in a manner that could require the registration of the Securities under the Securities Act.

5.10. Form D and Blue Sky.

The Company agrees to timely file a Form D with the SEC with respect to the Securities to the extent required under Regulation D of the Securities Act and to provide or make available, upon request, a copy thereof to the Purchasers.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers pursuant to this Agreement under applicable securities and “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification) where the Purchasers reside, and shall, upon request, provide evidence of any such action so taken to the Purchasers on or prior to each respective Closing for the issuance of such Securities.  The Company shall timely make all filings and reports relating to the offer and sale of the Securities required under applicable securities and “blue sky” laws of the states of the United States where the Purchasers reside following each applicable Closing.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.10.

5.11. Venture Capital Qualifying Investment.

(a) The Company hereby agrees that it shall (i) furnish each Purchaser that is a “venture capital operating company” within the meaning of Department of Labor “plan asset” regulations (“VCOC”) with such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for its directors in the ordinary course and as a Purchaser may from time to time reasonably request, (ii) permit each Purchaser that is a VCOC to discuss the affairs, finances and accounts of the Company, and to make proposals and furnish advice with respect thereto, with the principal officers of the Company and (iii) invite a representative of each Purchaser that is a VCOC to attend all meetings of the Board in a nonvoting observer capacity (provided that a majority of the Board or applicable Board committee shall have the authority to dismiss any such representative observer from any meeting) if no representative of such Purchaser is a member of the Board and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that it provides to the directors and such representative shall be entitled to participate in discussions of matters brought to the Board. With respect to a Purchaser that is a VCOC, the provisions of this Section 5.11 shall terminate only with respect to such Purchaser on the earlier of (i) the date on which Purchaser ceases to be a VCOC, (ii) the date on which the provisions of this Section 5.11 are no longer required in order for the ownership of the Securities by such Purchaser to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations; and (iii) the date such Purchaser no longer owns any Securities.

(b) Each Purchaser agrees that such Purchaser will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or any other Transaction Document, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.11(b) by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser or its agents without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company, or (d) is communicated to the Purchaser free of any obligation of confidentiality; provided, however, that a Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals; (ii) to any Affiliate, partner, member, stockholder, agent or wholly owned subsidiary of such; (iii) to any prospective purchaser of any beneficial equity interest in such Purchaser or any of its respective Affiliates; (iv) to any current, former or prospective investors of such Purchaser (including, without limitation, limited partners); (v) to any other Person to whom such Purchaser is contractually obligated or required to provide such information; or (vi) as may otherwise be required in response to a court order or by law or administrative process, provided that the Purchaser promptly notifies the Company of such legally required disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided further the Purchaser shall inform such Person that such information is confidential material non-public information and require such Person to maintain the confidentiality of such information.  The Purchasers shall be responsible for any breach by such Persons.  The Company acknowledges and agrees that effective upon the Closing, that certain Confidentiality Agreement, dated as of April 29, 2011, between the Company and Thomas, McNerney & Partners, L.P. (the “Confidentiality Agreement”) shall be deemed to be automatically terminated.

5.12. Tax Treatment of Preferred Stock.

(a) The Purchasers and the Company agree not to treat the Securities as “preferred stock” within the meaning of Treasury Regulations Section 1.305-5 for United States income tax purposes, and therefore as not subject to Section 305 of the Code, and based upon the terms of the Securities as of the Closing Date, the Company shall report dividend income for federal, and any applicable state and local, income tax purposes to the Purchasers solely to the extent that cash dividends are paid on the Securities.  Neither the Company nor the Purchasers shall take any position contrary to the foregoing on any tax return.  Notwithstanding the foregoing, neither the Purchasers nor the Company shall be required to take any action pursuant to this Section 5.12(a) if doing so would be reasonably likely, based upon advice of the Company’s tax advisers, to be unfounded, unlawful or potentially subject the Purchasers or the Company to a material penalty.

(b) From and after the Closing and so long as any Securities are outstanding, the Company and any Disregarded Entity shall use its best efforts to structure any future issuance of equity or equity-linked securities in a manner that does not impair the tax treatment described in subsection 5.12(a) above.  For purposes of the preceding sentence, a “Disregarded Entity” shall mean (i) a direct Subsidiary of the Company if such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes, and (ii) an indirect Subsidiary of the Company provided that (x) such Subsidiary is treated as a disregarded entity for U.S. federal income tax purposes and (y) such Subsidiary is owned by an entity treated as a disregarded entity for U.S. federal income tax purposes.

5.13. Board Representation.

(a) The Company shall take all requisite action such that on the Closing Date hereof, the size of the Board shall be set at seven (7) members and two (2) individuals designated by the Purchasers (each director designated by the Purchasers under this Agreement, a “TMP Purchaser Designee”, and collectively, the “TMP Purchaser Designees”) as Board nominees shall be appointed to the Board, and on the Closing Date, the Resigning Directors shall resign; provided, however, the Purchasers shall be permitted, in their discretion, to defer appointment of one or more of the TMP Purchaser Designees to one or more subsequent dates.  The rights of the Purchasers under this Section 5.13 shall be exercised by a majority in interest of the Purchasers.

(b) (i) From and after the date hereof, the Company shall cause two (2) TMP Purchaser Designees to be nominated by the Company to serve on the Board and the total number of members of the Board shall be seven (7) or fewer to the extent certain of the TMP Purchaser Designees have not been appointed to the Board (as permitted above).  Any TMP Purchaser Designees shall be appointed to the Board on the Closing Date or to the extent designated following the Closing Date, shall be appointed to the Board promptly following notice from the Purchasers and in any event, within one (1) Business Day.  From and after the date hereof, the Company shall not change the size of the Board without the prior written consent of the Purchasers; provided that, unless waived by the Purchasers, in the event the size of the Board is changed, the Purchasers shall have the right to designate that number of TMP Purchaser Designees to be nominated or appointed to the Board to maintain proportional Board representation not less than as set forth in the previous sentence.  For so long as such membership does not conflict with any applicable law or regulation or listing requirement of any Approved Market on which the Common Stock is listed for trading (as determined in good faith by the Board), the TMP Purchaser Designees shall be entitled to serve as a member of, or observer to (provided that a majority of the Board or Board committee shall have the authority to dismiss any such observer from any meeting), at the TMP Purchaser Designee’s election, each of the committees of the Board, except for any committee formed to consider a transaction between the Company and a member of the Purchaser Group.  The Company acknowledges that one TMP Purchaser Designee intends to hold a position on each Board committee and that following the date hereof the Company will take all actions necessary to arrange for the prompt appointment of one TMP Purchaser Designee to each such committee (subject to the limitations in the immediately preceding sentence). The Purchasers’ rights set forth in this Section 5.13(b) shall terminate on the first date on which the Purchasers collectively do not own at least 75% of the shares of Series A Preferred Stock and Series A Exchangeable Preferred Stock actually issued to, and purchased by, the Purchasers hereunder (including Series A Conversion Shares issued on conversion of the Series A Preferred Stock and the Series A Exchangeable Preferred Stock and any other securities of the Company or any successor thereto into which such shares are converted or exchanged) and the Purchasers shall promptly cooperate with the Company to determine whether such threshold has been met.  Notwithstanding the foregoing, the rights of the Purchasers to nominate the TMP Purchaser Designees shall at no time be in excess of the level considered proportionate for purposes of the applicable Approved Market listing rules (in the case of Nasdaq, currently Rule 5640).  As an example, if the Purchasers’ ownership is below the level set by Nasdaq required for having rights to nominate 2 out of 7 directors, but above the level set by Nasdaq required for having rights to nominate 1 out of 7 directors, the Purchasers shall be entitled to have 1 out of 7 directors nominated for election in accordance with this Section 5.13(b).

(c) Solely with respect to those TMP Purchaser Designees that the Purchasers are entitled to designate pursuant to Sections 5.13(a) and/or 5.13(b) (and solely as long as the Purchasers remain entitled to so designate such TMP Purchaser Designees):

(i) The Company shall use its reasonable best efforts to have such TMP Purchaser Designees elected as directors of the Company, including, without limitation, including such TMP Purchaser Designees in the Company’s proxy statement for the election of directors as part of “management’s slate”, soliciting proxies for such TMP Purchaser Designees to the same extent as it does for any of its nominees to the Board, and including the recommendation of the Board in favor of election of the TMP Purchaser Designees.  In the event a TMP Purchaser Designee is not elected at a stockholders meeting at which such designee is up for election, the Company shall cause such TMP Purchaser Designee to be appointed to the Board.

(ii) Any vacancy in the position of a TMP Purchaser Designee shall only be filled with another TMP Purchaser Designee.  Any vacancy created by any removal of a TMP Purchaser Designee or an election of the Purchasers to defer appointing one or more TMP Purchaser Designees shall also only be filled with another TMP Purchaser Designee.  The Company shall not take any action to remove any TMP Purchaser Designee or fill a vacancy reserved for a TMP Purchaser Designee without the consent of the Purchasers.  Any replacement TMP Purchaser Designees shall be appointed to the Board promptly following notice from the Purchasers and in any event, within two (2) Business Days.

(iii) Each TMP Purchaser Designee shall be given notice of (in the same manner that notice is given to other members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings with respect to committees on which such TMP Purchaser Designee serves.  Each TMP Purchaser Designee shall receive a copy of all notices, agendas and other materials distributed to the Board, whether provided to directors in advance or during or after any meeting, regardless of whether such TMP Purchaser Designee will be in attendance at the meeting.

(d) In addition to any other indemnification rights the TMP Purchaser Designees have pursuant to this Agreement, the Certificate of Incorporation and the Bylaws, each such TMP Purchaser Designee that serves on the Board shall have the right to enter into, and the Company agrees to enter into, an Indemnification Agreement and a side letter contemplated by Section 6.1(j).  The Company shall maintain director and officer insurance covering the TMP Purchaser Designees on the same terms and with the same amount of coverage as is provided to other members of the Board.  The Company shall reimburse the reasonable expenses incurred by the TMP Purchaser Designees in connection with attending (whether in person or telephonically) all meetings of the Board or committees thereof or other Company related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors).  The TMP Purchaser Designees shall be entitled to the same compensation for service on the Board, including, without limitation, cash fees, stock options, restricted stock and other equity awards, as is provided to other non-employee directors.

(e) The Company and the Purchasers shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Organizational Documents of the Company are not inconsistent with the provisions of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

5.14. Corporate Opportunity.

In recognition that each Purchaser and its Representatives currently have, and may in the future have or may consider acquiring, investments in Persons with respect to which each Purchaser or its Representatives may serve as an advisor, a director or in some other capacity, and in recognition that each Purchaser and its Representatives may have myriad duties to various investors and partners, and in anticipation that the Company and its Subsidiaries, on the one hand, and each of the Purchasers, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5.14 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Purchaser.  The Company agrees on its behalf and on behalf of its Subsidiaries as follows:

(a) Such Purchaser and its respective Representatives shall have the right: (i) to directly or indirectly engage in any medical technology acquisition, development and commercialization or other lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its Subsidiaries, (ii) to directly or indirectly do business with any client or customer of the Company and its Subsidiaries, (iii) to take any other action that such Purchaser believes is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5.14, and (iv) not to present potential transactions, matters or business opportunities to the Company or any of its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b) Such Purchaser and its Representatives shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its stockholders, Subsidiaries or Affiliates or to refrain from any actions specified in this Section 5.14, and the Company, on its own behalf and on behalf of its stockholders, Subsidiaries and Affiliates, hereby renounces and waives any right to require such Purchaser or any of its Representatives to act in a manner inconsistent with the provisions of this Section 5.14.

(c) None of the Purchasers, nor any of their respective Representatives, shall (i) be liable to the Company or any of its stockholders, Subsidiaries or Affiliates for breach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types referred to in this Section 5.14 or of any such person’s participation therein, or (ii) have any duty to communicate or present any activities or omissions of the types referred to in this Section 5.14 to the Company or its stockholders, Subsidiaries or Affiliates.  The Purchasers and their respective Representatives shall have the right to hold any of the activities or omissions of the types referred to in this Section 5.14 for their own accounts, or the account of another Person, or to recommend, sell, assign or otherwise transfer such activity or omission to Persons other than the Company or any stockholder, Subsidiary or Affiliate of the Company.  The Company acknowledges that this Section 5.14 renounces specified business opportunities as contemplated by Section 122(17) of the DGCL.  To the fullest extent permitted by the DGCL, the Company hereby waives any claim against each Purchaser and its Representatives, and agrees to indemnify each Purchaser and its Representatives against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Purchaser or its Representatives from pursuing or engaging in transactions contemplated by this Section 5.14.

5.15. Legends.

(a) All certificates representing the Series A Preferred Stock, Series A Exchangeable Preferred Stock or Series A Conversion Shares held by the Purchasers shall bear a legend, as applicable, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS AT THE COMPANY’S PRINCIPAL OFFICE THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS ON SUCH PREFERENCES AND/OR RIGHTS.”

(b) Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Securities to be so transferred.  The second paragraph shall be removed if such paragraph is no longer required pursuant to the DGCL.

5.16. Certificate of Elimination.

At or prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware a “Certificate of Elimination” with respect to the “Certificate of Designation, Number, Powers, Preferences and other Special Rights and other Distinguishing Characteristics of Series “A” Preferred Stock of CAS Medical Systems, Inc.”, as originally filed on February 12, 1988, which shall cancel such certificate of designation, in accordance with the DGCL.

5.17  Short Selling.

Neither Purchaser nor any Affiliate of such Purchaser which: (i) had knowledge of the transactions contemplated hereby; (ii) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Securities; or (iii) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading, has made or will make, directly or indirectly, any net short sale of the Company’s Common Stock for the period beginning on the fifteenth (15th) day prior to the date of this Agreement and ending on the date on which the registration statement contemplated by the Registration Rights Agreement is declared effective.  For purposes of this Section 5.17, a “net short sale” by any Purchaser shall mean a sale of Common Stock by such Purchaser that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by such Purchaser, where an “equivalent offsetting long position” includes all shares of Common Stock held by such Purchaser and all underlying shares of Common Stock which are issuable upon conversion, exercise or exchange of convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for shares of Common Stock.

SECTION 6.	CONDITIONS TO THE CLOSING

6.1. Conditions to the Obligations of Purchasers To Close.  Each of the following actions shall be taken, or documents delivered, as the case may be, by the Company on or prior to the Closing Date, any of which may be waived only in the sole discretion of the Purchasers:

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Company set forth in Section 3 of this Agreement shall be true and correct as of the Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance.  The Company shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c) Board of Directors.  The Company shall have taken all actions necessary and appropriate to cause James Thomas and Kathy Tune to be appointed to the Board effective immediately upon the Closing.

(d) Certificates of Designation.  The Series A Preferred Certificate of Designation, the Series A Exchangeable Preferred Certificate of Designation and the Certificate of Elimination shall have been duly filed with the Secretary of State of the State of Delaware and satisfactory evidence of such filings shall have been delivered to such Purchaser.

(e) Counsel’s Opinion.  Such Purchaser shall have received an opinion from the Company’s counsel, Wiggin and Dana LLP, dated the Closing Date, and substantially in the form of Exhibit C hereto.

(f) Registration Rights Agreement.  The Company shall have executed and delivered to such Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

(g) Stock Certificates.  The Company shall have delivered to such Purchaser one or more validly issued stock certificates to such Purchaser representing the Securities purchased by such Purchaser, duly executed by the appropriate officers of the Company.

(h) Resignation Letters.  The Company shall have delivered to each Purchaser resignation letters from the Resigning Directors.

(i) Indemnification Side Letter.  Solely as a condition to the obligations of the Purchasers hereunder, the Company shall have executed and delivered to each Purchaser a letter agreement in the form of Exhibit E.

(j) Secretary’s Certificate.  Such Purchaser shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, with all amendments thereto, (ii) true and complete copies of the Company’s Bylaws in effect as of such date, and (iii) resolutions of the Board authorizing the execution and delivery of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

6.2           Conditions to the Obligation of the Company to Close.

Each of the following actions shall be taken, or documents delivered, as the case may be, by each of the Purchasers on or prior to the Closing Date, any of which may be waived only in the sole discretion of the Company:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of such Purchaser set forth in Section 4 of this Agreement shall be true and correct as of the Closing Date.

(b)           Subscription Amount.  Such Purchaser shall have delivered the applicable purchase price as provided in Section 2.1 hereof.

(c)           Registration Rights Agreement.  Such Purchaser shall have executed and delivered to the Company the Registration Rights Agreement.

(d)           Nasdaq.  The staff of Nasdaq shall have verbally confirmed to the Company that (i) it has reviewed a term sheet describing this transaction and/or this Agreement and the Transaction Documents and (ii) on the basis of such review, (A) approval by the stockholders of the Company of the issuance of the Series A Preferred Stock and Series A Exchangeable Preferred Stock is not required prior to Closing and (B) the purchase and sale of the Series A Preferred Stock and Series A Exchangeable Preferred Stock at Closing would not violate any Nasdaq rule or policy or otherwise jeopardize the Company’s qualification for listing of its securities on Nasdaq.

SECTION 7.	INTERPRETATION OF THIS AGREEMENT

7.1. Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Acquiring Person:  shall mean any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any Person who is a member of the Purchaser Group).

Affiliate:  shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

Agreement:  shall mean this Investment Agreement, dated as of June 8, 2011, among the Company and the Purchasers, as the same may be amended from time to time.

Antitrust Regulations:  shall have the meaning set forth by Section 5.4(b).

Approved Market:  shall mean the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE Amex, or the New York Stock Exchange.

Authorized Preferred Stock:  shall have the meaning set forth in Section 3.3(a).

Beneficially Own or Beneficial Ownership:  shall mean, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

Board:  shall mean the Board of Directors of the Company.

Business Day:  shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Bylaws:  shall mean the Amended and Restated Bylaws of the Company, as amended from time.

Certificate of Designation:  shall mean either the Series A Preferred Certificate of Designation or the Series A Exchangeable Preferred Certificate of Designation, as applicable.

Certificate of Elimination:  shall mean a certificate of elimination, substantially in the form attached as Exhibit F.

Certificate of Incorporation:  shall mean the Certificate of Incorporation of the Company, as amended from time.

Change of Board Recommendation:  shall have the meaning set forth in Section 5.4(c)(iii).

Closing:  shall have the meaning set forth in Section 2.2.

Closing Date:  shall have the meaning set forth in Section 2.2.

Code:  shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

Commitment and Commitments:  shall have the meaning set forth in Section 3.12.

Common Stock:  shall have the meaning set forth in Section 1.

Company:  shall have the meaning set forth in the Preamble.

Company Bank Account:  shall have the meaning set forth in Section 2.1.

Company Benefit Plans:  shall have the meaning set forth in Section 3.13(b).

Company Disclosure Letter:  shall have the meaning set forth in the first paragraph of Section 3.

Company Intellectual Property:  shall have the meaning set forth in Section 3.16(b).

Company Product:  shall have the meaning set forth in Section 3.34.

Company SEC Reports:  shall have the meaning set forth in Section 3.7(a).

Confidentiality Agreement:  shall have the meaning set forth in Section 5.11.

Contingent Obligation: shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend or other obligation of another person if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

Contract:  shall mean any agreement, contract, commitment, understanding, arrangement, restriction or other instrument, whether oral or written, to which the Company or any of its Subsidiaries is a party, which includes any rights or obligations thereof, or which otherwise relates to or affects any of their respective assets, including, without limitation, any indenture, lease, mortgage, deed of trust, loan, credit or security agreement, note or other evidence of indebtedness, guaranty, stockholders agreement, license, joint venture agreement, distribution agreement, or employment, severance or consulting agreement.

Designated Stock:  shall have the meaning set forth in Section 5.1(b)(i).

DGCL:  shall mean the Delaware General Corporation Law.

Environmental Claims:  shall mean, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance, liability or violation by any Governmental Authority, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or any violation of Environmental Law or agreement pertaining to Hazardous Materials or Environmental Laws or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the actual or alleged presence or Release of, or exposure to, any Hazardous Materials or violation of Environmental Laws.

Environmental Laws:  shall mean all federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

Environmental Permits:  shall mean all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

ERISA:  shall have the meaning set forth in Section 3.13(b).

ERISA Affiliate:  shall have the meaning set forth in Section 3.13(c)(2).

Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

FDCA:  shall have the meaning set forth in Section 3.34.

FDA:  shall mean the U.S. Food and Drug Administration.

Fully Diluted Basis:  means all outstanding shares of the Common Stock assuming the exercise of all outstanding stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock without regard to any restrictions or conditions with respect to the exercisability thereof, including all Series A Conversion Shares, provided that, notwithstanding the foregoing, Fully Diluted Basis shall not include any Series A Conversion Shares that are subject to limitations on issuance as set forth in the applicable Certificate of Designation.

GAAP:  shall have the meaning set forth in Section 3.7(b).

Governmental Authority:  shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county parish or municipality, jurisdiction or other political subdivision thereof or any self-regulatory organization.

Hazardous Materials:  shall mean (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

Indemnification Agreement:  shall mean an indemnification agreement between the Company and a director of the Company, substantially in the form of Exhibit G.

Indebtedness: shall mean, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

Indemnified Party: shall have the meaning set forth in Section 5.3(a).

Indemnified Parties:  shall have the meaning set forth in Section 5.3(a).

Independent Director:  shall mean an individual who, as a member of the Board following the Closing Date, is not a TMP Purchaser Designee.

Intellectual Property:  shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, processes, improvements, discoveries, ideas, know-how, research and development, formula methodology, and technology, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith; (vii) rights under all agreements relating to the foregoing, (viii) books and records relating to the foregoing, and (ix) any similar intellectual property or proprietary rights.

Intervening Event:  shall have the meaning set forth in Section 5.4(c)(iii).

Liens:  shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, indenture, hypothecation, deed of trust, right of first refusal, easement, security agreement, or restriction of any kind, including any restriction or limitation on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Losses:  shall have the meaning set forth in Section 5.3(a).

Material Adverse Effect:  shall mean any effect, change, event, occurrence, condition, circumstance or development (each, a “Change,” and collectively, “Changes”) that individually or in the aggregate (a) was or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in determining whether a Material Adverse Effect has occurred under clause (a), any Change shall be excluded to the extent that it occurs after the date of this Agreement and results from (i) changes in GAAP, (ii) general changes in the economy or the industries in which the Company and its Subsidiaries operate, (iii) any acts of war, terrorism, insurrection or civil disobedience, (iv) any change in law applicable to the Company or Subsidiaries (not including any changes in healthcare laws, rules and regulations), (v) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Purchasers, (vi) changes in the market price or trading volumes of the Common Stock or the Company's other securities (it being understood that this clause (vi) shall not prevent a party from asserting that any Change that may have contributed to such change contemplated in this clause (vi) constitutes or contributes to a Material Adverse Effect) or (vii) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (but not the underlying causes of such failure), in each case, to the extent that such circumstances, events, changes, developments or effects described in any of the foregoing clauses (i), (ii), (iii) or (iv) do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to other participants in the industries, markets or geographic areas in which the Company and its Subsidiaries compete); or (b) would prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Material Closing Date Contracts:  shall have the meaning set forth in Section 3.15(b).

Material Licenses:  shall have the meaning set forth in Section 3.9(d).

Material Signing Date Contracts:  shall have the meaning set forth in Section 3.15(a).

New Stock:  shall have the meaning set forth in the definition of Qualified Equity Offering.

Organizational Documents:  shall mean the Certificate of Incorporation and the Bylaws.

Permits:  shall have the meaning set forth in Section 3.9(d).

Person:  shall mean an individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

Private Placement:  shall have the meaning set forth in Section 5.1(b)(ii).

Proxy Statement:  shall have the meaning set forth in Section 5.4(c)(i).

Purchaser and Purchasers:  shall have the meaning set forth in the Preamble.

Purchaser Group:  shall mean Thomas, McNerney & Partners II, L.P., TMP Nominee II LLC and TMP Associates II, L.P. and any Affiliate of any of the foregoing other than any “portfolio company” (as such term is customarily used among private equity investors) of any of the foregoing.

Purchaser Percentage Interest:  shall mean, with respect to a Purchaser, the percentage of Total Voting Power, determined on the basis of the number of Voting Securities on a Fully Diluted Basis, that is Beneficially Owned by the such Purchaser or Purchaser Group, as the case may be.

Qualified Equity Offering:  shall mean a public or nonpublic offering by the Company of Common Stock or securities convertible into or exchangeable for Common Stock (or securities convertible into or exercisable for such securities) (collectively, “New Stock”) solely for cash and not pursuant to a Special Registration; provided, however, that none of the following offerings shall constitute a Qualified Equity Offering:  (i) any offering pursuant to any stock purchase plan, stock ownership plan, stock option plan or other similar plan where stock is being issued or offered to a trust, other entity or otherwise, to or for the benefit of any employees, officers, consultants, directors, customers, lenders or vendors of the Company, (ii) any offering made as a consideration for the consummation of, and not primarily for the purpose of financing, a merger or acquisition, a partnership or joint venture or strategic alliance or investment by the Company or a similar non-capital-raising transaction, (iii) the issuance of Common Stock on conversion of any of the Securities, or (iv) the issuance of Common Stock in connection with the conversion or exercise of options or warrants of the Company outstanding on the date hereof (as disclosed in Section 3.3(a)) or issued in accordance with Section 5.1.

Reference SEC Reports:  Company SEC Reports filed with or furnished to the SEC on or after January 1, 2011 and prior to the date hereof and publicly available (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other sections of such filings).

Registration Rights Agreement:  shall have the meaning set forth in Section 6.1(f).

Release: shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

Representatives:  shall mean the officers, directors, agents, members, partners, employees or Affiliates of a Person.

Resigning Directors: shall mean Jerome Baron and Louis Scheps.

Rule 16b-3:  shall have the meaning set forth in Section 5.7(a).

Rule 144A:  shall mean Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

Sarbanes-Oxley Act:  shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

SEC:  shall mean the Securities and Exchange Commission.

Section 16(b) Period:  shall have the meaning set forth by Section 5.7(b).

Securities:  shall have the meaning set forth in Section 2.1.

Securities Act:  shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series A Conversion Conditions: shall mean, only to the extent applicable at the time of determination, those conditions to the conversion of Series A Preferred Stock or Series A Exchangeable Preferred Stock into Series A Conversion Shares as set forth in the applicable Certificate of Designation.

Series A Conversion Shares: shall mean shares of Common Stock issuable upon conversion of Series A Preferred Stock and the Series A Exchangeable Preferred Stock.

Series A Exchangeable Preferred Stock: shall have the meaning set forth in Section 1.

Series A Exchangeable Preferred Certificate of Designation: shall have the meaning set forth in Section 1.

Series A Preferred Certificate of Designation: shall have the meaning set forth in Section 1.

Series A Preferred Stock: shall have the meaning set forth in Section 1.

Special Registration:  shall mean the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

Stockholder Approval: shall mean the affirmative vote of holders of a majority of the votes cast with respect to the matter, either at a meeting of stockholders of the Company validly called and at which a quorum is present or by written consent, approving the Stockholder Proposal.

Stockholder Meeting: shall mean the special meeting of the holders of Common Stock to be called by the Company for the purpose of obtaining the Stockholder Approval.

Stockholder Proposal:  shall mean the proposal submitted to the Company’s stockholders for the approval of the issuance of the Securities and any other related matters as required by the applicable rules of NASDAQ.

Subsidiary:  shall mean a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

Takeover Provisions:  shall have the meaning set forth in Section 5.6.

TMP Purchaser Designee(s):  shall have the meaning set forth in Section 5.13(a).

Total Voting Power: shall mean at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

Transaction Documents:  shall mean the Registration Rights Agreement, the Series A Preferred Certificate of Designation, the Series A Exchangeable Preferred Certificate of Designation and the Certificate of Elimination.

Transfer:  shall mean any sale, assignment, pledge, transfer, hypothecation, short sale, grant any option for the purchase of, or other disposition.

VCOC: shall have the meaning set forth in Section 5.11.

Voting Securities:  shall mean, at any time, shares of any class of equity securities of the Company which are then entitled to vote generally in the election of directors.

7.2. Accounting Principles.

Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

7.3. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any contrary result otherwise required by conflict or choice of law rules.

7.4. Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 8.	MISCELLANEOUS

8.1. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1) if to Purchasers at:  Thomas, McNerney & Partners, 263 Tresser Blvd, Suite 1600, Stamford, CT 06901 (facsimile: 612-465-8661), Attention: James Thomas, or at such other address or facsimile number as the Purchasers may have furnished the Company in writing, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-8111), Attention: Gordon Caplan, Esq.; and

(2) if to the Company, at: 44 East Industrial Road, Branford, CT 06405 (facsimile: 203-488-9438), Attention:  Chief Executive Officer, or at such other address or facsimile number as it may have furnished the Purchasers in writing, with a copy to Wiggin and Dana LLP, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901 (facsimile: 203-363-7676), Attention:  Michael Grundei, Esq..

(b) Any notice so addressed shall be deemed to be given:  if delivered by hand or facsimile, on the date of such delivery; if delivered by a national overnight courier, on the first Business Day following the date placed with such courier for overnight delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

8.2. Expenses and Taxes.

(a) At each Closing, the Company shall reimburse the Purchasers for the reasonable fees and disbursements incurred by the Purchasers in connection with transactions contemplated hereby and the Transaction Documents, including fees and disbursements of legal counsel (including the fees and expenses of Willkie Farr & Gallagher LLP), accountants, advisors and consultants, and such other fees and expenses, including diligence fees and expenses, incurred by the Purchaser Group in connection with (i) the negotiation and execution and delivery of this Agreement and the Transaction Documents and any instrument delivered in connection therewith and (ii) the Purchaser Group’s due diligence investigation and negotiation of a term sheet.  Reimbursement of such fees, disbursements and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchasers, set forth in a statement delivered to the Company on or prior to the applicable Closing Date.  All such fees and disbursements of the Purchasers submitted for reimbursement shall be accompanied by itemized invoices or other reasonable documentation evidencing such items.

(b) The Company will pay, and save and hold the Purchasers harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Securities.

8.3. Reproduction of Documents.

This Agreement and the Transaction Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by a Purchaser on a Closing Date (except for certificates evidencing the Securities themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Purchaser may destroy any original document so reproduced.  All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

8.4. Survival.

Notwithstanding any termination of the parties’ obligation to consummate the transactions contemplated hereby, all other terms of this Agreement shall remain in full force and effect after each Closing to the extent such provisions apply following such Closing.  The representations, warranties and covenants made by a Purchaser and the Company herein or in any certificate or other instrument delivered by a Purchaser or the Company under this Agreement shall be considered to have been relied upon by the Company or such Purchasers, as the case may be, and shall survive delivery to such Purchaser of any of the Securities, or payment to the Company for such Securities (if any), regardless of any investigation made by the Company or such Purchaser, as the case may be, or on the Company’s or such Purchaser’s behalf until eighteen (18) months after each Closing; provided, however, that the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (No Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authorization), Section 3.5 (No Conflicts), Section 3.6 (Approvals), Section 3.7 (Reports and Financial Statements), Section 3.25 (Investment Banking) and Section 4 (Representations and Warranties of the Purchasers) shall survive each Closing until sixty (60) days following the expiration of any applicable statute of limitations (including any extensions thereof).  Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.4, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.  All statements in any such certificate or other instrument delivered by the Company shall constitute warranties and representations by the Company hereunder.  Notwithstanding any termination of the parties’ obligation to consummate the transactions contemplated hereby, all other terms of this Agreement shall remain in full force and effect after each Closing to the extent such provisions apply following such Closing.

8.5. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties as provided below.  The Company may not assign its rights or obligations hereunder without the prior written consent of the Purchasers.  A Purchaser may assign their respective rights and obligations hereunder to any of members of its Purchaser Group.  In addition, the Purchasers may assign all, but not less than all, of their rights and obligations hereunder to any Person at any time without the need to any consent from the Company or any other Purchaser, provided that in connection with any such assignment, the Purchaser Group shall Transfer any Securities then owned by the Purchaser Group to such Person.

8.6. Entire Agreement; Amendment and Waiver.

This Agreement and the Transaction Documents and the other agreements contemplated hereby and thereby constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company (to the extent approved by a majority of Independent Directors) and the Purchasers.

8.7. Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

8.8. Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents of a Purchaser any claim it may have under this Agreement by reason of any failure or alleged failure by such Purchaser to meet its obligations hereunder.

8.9. Lost Certificates Evidencing Securities; Exchange.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Securities owned by a Purchaser and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remains outstanding.  Upon surrender of any certificate representing any Securities, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Securities represented by the certificate so surrendered and registered as such holder may request.  The Company will also pay the cost of all deliveries of certificates for such Securities to the office of a Purchaser upon any exchange provided for in this Section 8.9. Notwithstanding the foregoing, to the extent any third party engaged as transfer agent for any of the Securities requires an indemnity bond in connection with the issuance of any new or replacement certificate, such Purchaser will be solely responsible for the costs thereof.

8.10. Terms Generally.

(a) The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in Section 7.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

8.11. Draftsmanship.

Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement and the Transaction Documents, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement or the Transaction Documents.  Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

8.12. Counterparts.

This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8.13. Several and Not Joint.

The obligations of each Purchaser under this Agreement and the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any Transaction Document.  The failure or waiver of performance under this Agreement or any Transaction Document by any Purchaser shall not excuse performance by any other Purchaser.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents to which it is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

8.14. Specific Performance.

The parties acknowledge and agree that irreparable damage would result in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

8.15. No Recourse.

(a) Notwithstanding that each Purchaser is a partnership or limited liability company, (a) no recourse hereunder or under any Transaction Document shall be had against any Related Party of a Purchaser or any Related Party of any of the Purchaser Group’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of a Purchaser or any Related Party of any of Purchaser Group’s Related Parties under this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.

(b) As used in this Section 8.15, a “Related Party” of a Person shall mean any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of such Person or any of its successors or permitted assigns or any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of any of the foregoing.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

CAS MEDICAL SYSTEMS, INC.

By:	/s/ Thomas M. Patton
Name: Thomas M. Patton
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

THOMAS, MCNERNEY & PARTNERS, L.P.
By: Thomas McNerney & Partners II, LLC
Its:  General Partner

By:  /s/ James Thomas
Name:  James Thomas
Title:    Manager

Signature Page to Investment Agreement

Very truly yours,

CAS MEDICAL SYSTEMS, INC.

By:	/s/ Thomas M. Patton
Name: Thomas M. Patton
Title: President and Chief Executive Officer
:

ACCEPTED AND AGREED:

TMP NOMINEE II, LLC

By:  /s/ James Thomas
Name:  James Thomas
Title:    Manager

Signature Page to Investment Agreement

Very truly yours,

CAS MEDICAL SYSTEMS, INC.

By:	/s/ Thomas M. Patton
Name: Thomas M. Patton
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

TMP ASSOCIATES II, L.P.
By:  Thomas, McNerney & Partners II, LLC
Its: General Partner

By:  /s/ James Thomas
Name:  James Thomas
Title:    Manager

Signature Page to Investment Agreement

Schedule 2.1

Closing

Purchaser	Number of Series A Preferred Stock	Purchase Price Per Share	Number of Series A Exchangeable Preferred Stock	Purchase Price Per Share	Aggregate Purchase Price
THOMAS, MCNERNEY & PARTNERS, L.P.	94,182 shares	$100	53,748 shares	$100	$14,793,000
TMP NOMINEE II, L.L.C.	984 shares	$100	561 shares	$100	$154,500
TMP ASSOCIATES II, L.P.	334 shares	$100	191 shares	$100	$52,500